Exhibit 99.1

SYCAMORE PARTNERS TO ACQUIRE HOT TOPIC, INC. FOR $14.00 PER SHARE IN CASH

Transaction Valued at $600 Million

CITY OF INDUSTRY, Calif., March 7, 2013 – Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) (“Hot Topic” or the “Company”) and Sycamore Partners today announced that they have entered into a definitive agreement pursuant to which Sycamore Partners will acquire Hot Topic for $14.00 per share in cash, or a total of approximately $600 million. The agreement, which has been unanimously approved by Hot Topic’s Board of Directors, represents a premium of approximately 30% over Hot Topic’s closing stock price on March 6, 2013.

Lisa Harper, Chief Executive Officer and Chairman of the Board of Hot Topic, said, “We are pleased that this transaction will allow us to deliver positive results for our shareholders. In addition, we are very excited about the future growth for the company and know that Sycamore Partners will provide great resources and expertise to us as we operate as a private company.”

“We are excited to partner with the Hot Topic management team and all of its talented and passionate employees,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We look forward to supporting the Company’s continued growth.”

The transaction, which is structured as a one-step merger with Hot Topic as the surviving corporation, is subject to customary closing conditions, including receipt of shareholder and regulatory approvals. The transaction requires the affirmative vote of holders of a majority of the Company’s outstanding shares, which will be sought at a special meeting of shareholders.

In connection with the merger agreement, Lisa Harper and Becker Drapkin Management LP, holders of 8.9% of the Company’s stock, each signed customary support agreements indicating they would support the proposed transaction.

Guggenheim Securities is acting as financial advisor to Hot Topic in connection with the transaction. Cooley LLP is acting as Hot Topic’s legal advisor. BofA Merrill Lynch is acting as financial advisor to Sycamore Partners and Winston & Strawn LLP and the Law Offices of Gary M. Holihan, P.C. are acting as its legal counsel.

About Hot Topic

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as a new test retail concept, Blackheart. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid retails on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. Blackheart offers an expanded collection of dark, edgy, sexy lingerie, accessories and beauty products. As of February 2, 2013, the Company operated 618 Hot Topic stores in all 50 states, Puerto Rico and Canada, 190 Torrid stores, 5 Blackheart stores, and Internet stores hottopic.com, torrid.com and blackheartlingerie.com.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $1 billion in capital under management. The founders of Sycamore have a long history of partnering with management teams to improve the operating profitability and strategic value of their businesses. They work with companies they believe have significant growth potential, particularly when given the capital and outside expertise they need to succeed. For more information, please visit www.sycamorepartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the Company makes the statements, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in the press release include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. Additional risks are described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 and its subsequently filed reports with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on the forward-looking statements included in the Press Release, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Important Additional Information

In connection with the proposed merger, Hot Topic, Inc. will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California, attention: Jonathan Block, Secretary, or by calling (626) 839-4681.

Hot Topic and its directors and officers may be deemed to be participants in the solicitation of proxies from Hot Topic’s shareholders with respect to the proposed merger. Information about Hot Topic’s directors and executive officers and their ownership of Hot Topic’s common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2012 and will be set forth in the proxy statement regarding the proposed merger. Shareholders may obtain additional information regarding the interests of Hot Topic and its directors and executive officers in the proposed merger, which may be different than those of Hot Topic’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Contacts:

Hot Topic, Inc.

Investor Contact:

George Wehlitz, Interim CFO

626-839-4681 x2174

or

Media Contact:

Jennifer Vides, 626-839-4681 x2970

Sycamore Partners

Michael Freitag, Tim Lynch or Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449